Exhibit 99.1

Bio-Bridge Science Subsidiary Acquires a Raw Bovine Serum Collection Center in Beian City, Heilongjiang Province, China.

OAK BROOK, Illinois—On July 1, 2009, Huhhot Xinheng Baide Biotechnology Co. Ltd., (“Xinheng Baide”), a 51%-owned subsidiary of Bio-Bridge Science, Inc.,  announced it had finished acquiring a raw bovine serum collection center in Beian City, Heilongjiang Province, China by purchasing serum production equipment at the facility. The purchase price is RMB 280,000 (approximately $41,176). The purchase document provides that Xinheng Baide can lease the manufacturing facility without cost for ten (10) years from the date of signing the purchase agreement as part of the terms of acquiring the equipment from the owner.  Beginning from the eleventh year, the annual rent will be RMB 20,000 (approximately $2,941).

Xinheng Baide already owns a bovine serum collection facility in Huhhot of Inner Mongolia, China.  The purpose of acquiring a bovine serum collection center in Beian City is to diversify the sources of raw bovine serum and to lower raw material costs. As a result of the diversification of raw serum sources, Xinheng Baide expects to be more competitive in its pricing of bovine serum product.

 “We are pleased to see the acquisition of a raw bovine serum collection center by Xinheng Baide,” said Dr. Liang Qiao, Chairman and CEO of Bio-Bridge Science. “The current main strategy of Xinheng Baide is to increase sales while reducing the raw material costs to reach maximum profits.   We expect to see the results of these efforts by Xinheng Baide in the years to come.”

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof. Please refer to the Company's SEC filings for additional information.

Contact:

Bio-Bridge Science, Inc.
Chris Young, 630-928-0869
cyoung@bio-bridge-science.com